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                         BRIGGS & STRATTON CORPORATION

                               EXHIBIT Number 3.1

                     AMENDMENT TO ARTICLES OF INCORPORATION

                           Effective October 31, 1994



         RESOLVED, that Article III of the Corporation's Articles of Incorporation, entitled "Capital Stock," be amended to read in its entirety as follows:

                The aggregate number of shares which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of one class only, designated as "Common Stock," of the par value of One Cent ($0.01) per share.





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